Exhibit 99.1
                       PRESS RELEASE DATED November 17, 2004



              United Medicorp, Inc. Announces Third Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the third quarter of 2004, as certified by Peter W. Seaman, Chairman and CEO, and Nathan E. Bailey, Vice President and Controller.

Revenue for the third quarter ended September 30, 2004 was $952,456, down 9 percent compared with $1,047,037 in the third quarter of the prior year. Net income for the third quarter was $21,075 compared to net income of $112,594 in the third quarter of the prior year. Net income per share for the third quarter was $0.0007, compared to net income per share of $0.0039 in the third quarter of the prior year.

Revenue for the nine months ended September 30, 2004 was $3,288,917 up 17 percent compared with $2,800,679 for the corresponding nine-month period a year ago. Net income for the current nine-month period was $325,397 compared to net income of $236,953 for the corresponding nine-month period a year ago. Net income per share for the current nine-month period was $0.0109, compared to per share net income of $0.0081 in the prior year nine-month period.

Pete Seaman, CEO, stated, "UMC's revenue was impacted during the third quarter by the winding down of the Presbyterian Healthcare Services contract, which was previously disclosed, and two other billing contracts that were completed. Net income was impacted by a reserve for bad debts of $44,722, which UMC established to provide for potential uncollectable receivables and/or litigation costs related to a dispute with a former customer. It is management's opinion that this customer's allegations have no merit, that UMC will eventually collect all monies due from the customer, but that UMC may have to incur the cost of litigation in order to collect. I am encouraged that UMC has completed thirteen
(13) new contracts during the current fiscal year. UMC's primary challenge is to continue to add new customers and increase sales of our newly developed web-based services to diversify our revenue stream and reduce customer concentration risk".

Nathan Bailey, Vice President and Controller added, "Despite the reserve for bad debts recorded at September 30, the Company still reported net income for the sixteenth consecutive quarter since the move to Pampa in September of 2000 ".


United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.